EXHIBIT 99.1

New World Restaurant Group Announces
Third Quarter Net Income on Increasing Revenue

Selected Highlights:

•                  Net Income of $752,000, or $0.07 per share, in Q3

•                  Revenue grows to $95.8 million in Q3, $290.8 million YTD

•                  Comparable store sales up 3.2% in quarter, 4.3% YTD

•                  8th consecutive quarter of positive comparable store sales

•                  Operating income up 520% to $5.5 million in Q3, 166% to $10.5 million YTD

•                  $5.1 million in cash generated from operations in Q3

GOLDEN, Colorado — New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today announced profitability on increasing revenue for its third quarter ended October 3, 2006.

THIRD QUARTER RESULTS

New World reported net income of $752,000, or $0.07 per basic and diluted share, in the third quarter versus a net loss of $4.8 million, or $0.49 per basic and diluted share, in the same quarter last year.

The Company reported third quarter revenue of $95.8 million, up from $94.8 million in the same quarter last year.  The increase in year over year revenue was attributable to a 3.2% improvement in comparable store sales for the period. The Company has recorded eight consecutive quarters of positive comparable store sales.

Gross profit in the third quarter increased 14.2% to $18.1 million versus $15.9 million in the same quarter last year.  This improvement reflected a 21.6% increase in restaurant gross profit partially offset by negative margins from the Company’s manufacturing and commissary operations, which experienced increases in raw materials and freight costs as well as incremental start-up costs associated with new products and customers.  In the fourth quarter New World expects to achieve improved manufacturing margins due to a price increase for third party customers and to a move to new commissary locations that management believes will enable more efficient operations.

Total operating expenses declined by 15.6% in the third quarter to $12.6 million from $15.0 million in the third quarter of 2005.   General and administrative expenses increased 9.9% to $9.8 million from $8.9 million due to higher salary, bonus, training, relocation and stock-based compensation expenses.  That increase was more than offset by a 54.5% decrease in depreciation and amortization expense — to $2.6 million from $5.8 million — due to all amortizing intangible assets and a large portion of other assets becoming fully amortized at the end of the second quarter.  Impairment-related charges declined to $51,000 from $205,000 for the comparative third quarters while loss on sale, disposal or abandonment of assets increased to $193,000 from $104,000 over the same period.

Income from operations increased 520% to $5.5 million in the third quarter from $885,000 in the same quarter last year. The Company generated $5.1 million in cash from operations in the third quarter.

Interest expense in the third quarter was reduced by $1.1 million, to $4.7 million from $5.8 million in the third quarter last year.  This improvement reflected the successful first quarter debt refinancing in which the Company’s interest rate on all debt was reduced from 13.9% to a weighted-average effective interest rate of 9.9%.

Cash balances at October 3, 2006, improved to $4.2 million in cash and cash equivalents and $2.8 million in restricted cash versus $1.6 million in cash and cash equivalents and $3.1 million in restricted cash at fiscal year end on January 3, 2006.  The Company invested $10.6 million in cash year-to-date for new property and equipment, including new stores and store equipment, remodeling of existing stores, manufacturing operations and general corporate purposes.  In addition, the Company made a scheduled $475,000 principal reduction on its first lien note during the third quarter.

“Despite a generally difficult period for the restaurant industry as a whole, New World achieved another quarter of strong financial results, highlighted by profitability,” said Paul Murphy, president and CEO.  “We attribute this success to consumer appreciation of our high quality products, dynamic and innovative menus, and commitment to providing an excellent dining experience.  We continue to focus on initiatives designed to increase restaurant traffic and transaction counts, including the ongoing introduction of new product offerings and product bundling as well as expansion of our catering programs in line with seasonal activities.

“We are also making excellent progress in refining and enhancing our restaurant layouts, ordering systems and fulfillment processes,” Murphy added.  “In the third quarter we completed the major remodel of an Einstein Bros. Bagels store in Atlanta, increasing seating capacity, upgrading décor, improving drive-thru services and establishing a team specifically focused on catering.  In October, we opened a new Einstein Bros. Bagels in Chicago that features new menu boards, more seating, an emphasis on hot sandwiches and a new wireless ordering system.  In the near term, we intend to customize these enhancements to best suit the particular layouts of our existing restaurants.

Rick Dutkiewicz, chief financial officer, added, “We are pleased with our continued improvement in financial performance, particularly with our transition to profitability in the third quarter.  With stable revenue streams, lower depreciation and amortization expense and reduced interest expense resulting from our first quarter debt refinancing, we are well positioned to drive strong gross margins and positive bottom line results in the future.  Our margins should also benefit from corrective measures we’ve taken in our manufacturing operations, where we expect improved operating efficiencies beginning in the fourth quarter.”

NINE-MONTH RESULTS

Revenue through nine months was $290.8 million, up from $285.2 million in the same period last year.  This increase was attributable to 4.3% growth in comparable store sales as compared with the first nine months of 2005.

The Company generated $55.2 million in gross profit through the first nine months, up 5.7% from $52.2 million in the same period a year ago.  Restaurant gross profit grew by 10.4% year to date, partially offset by negative margins in the Company’s manufacturing operations.

Total operating expenses declined by 7.4% in the first nine months to $44.6 million from $48.2 million in the same period last year.  Although general and administrative expense increased by 11.8% to $30.0 million from $26.9 million, the Company achieved reductions in all other expense categories.  Depreciation and amortization declined 27.3% to $14.2 million from $19.6 million in the same period a year ago.  As of July 4, 2006, all of the Company’s amortizing intangible assets became fully amortized and a substantial portion of its other assets became fully depreciated.  Consequently, the Company expects its annual depreciation and amortization expense to be in a range of $12 million to $15 million.  Impairment charges and related costs were reduced to $134,000 from $1.5 million for the nine-month period while the loss on sale, disposal or abandonment of assets over that same time decreased to $206,000 from $269,000.

Income from operations increased 166% to $10.5 million in the first nine months from $4.0 million in the same period last year. The Company generated $9.4 million in cash from operations in the first nine months of 2006 as compared with $2.8 million during the same period in 2005.

Interest expense in the first nine months declined by 16.2%, or $2.8 million, to $14.7 million from $17.5 million in the same period last year, reflecting a significantly lower effective interest rate on all of the Company’s debt.  Total other expense year to date increased to $23.4 million from $17.3 million due largely to $8.8 million in costs related to the first quarter redemption and prepayment of the Company’s $160.0 million in notes.

Net loss through the first nine months of 2006 was $12.9 million, or $1.25 per basic and diluted share, versus a net loss of $13.3 million, or $1.35 per basic and diluted share, in the same period a year ago. The $12.9 million year-to-date net loss includes $8.8 million in costs associated with note redemption and prepayment and $14.2 million in non-cash depreciation and amortization.

CONFERENCE CALL

Management will conduct a conference call to discuss third quarter results on November 13, 2006, at 9:00 a.m. Mountain Time (11:00 a.m. EST).  The call-in numbers for the conference call are 1-877-381-6509 for domestic toll free and 706-679-7388 for international.  The conference ID number is 9896232.  A telephone replay will be available through November 27, 2006, and may be accessed by calling 1-800-642-1687 for domestic toll free or 706-645-9291 for international.  The conference ID number is 9896232.  To access a live web cast of the call, please visit New World’s website at www.newworldrestaurantgroup.com.  A replay of the webcast will be available on the website through December 13, 2006.

About New World Restaurant Group, Inc.

New World is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel brand. As of July 4, 2006, the Company’s retail system consisted of 604 locations, including 419 company-owned locations, as well as 99 franchised and 86 licensed locations in 34 states, and the District of Columbia. The Company also operates a dough production facility.  The Company’s stock is traded under the symbol NWRG.PK.  Visit www.newworldrestaurantgroup.com for additional information.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the results for period over period revenue, gross profit, operating income, net income, depreciation and amortization, and comparable store sales are not necessarily indicative of future results and are subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for the third quarter and first nine months of 2006 are not necessarily indicative of future results which are subject to increasing utility and other costs, and other seasonal effects; (iii) the weighted average effective interest rate is dependent upon LIBOR rate remaining stable; (iv) the Company’s plans to increase traffic and transaction counts and success of new product offerings and emphasis on catering are dependent on consumer tastes and acceptance of products and initiatives, the success of store marketing programs and other factors; (v) the Company’s plans to improve manufacturing margins are dependent on achieving efficiencies, the ability to maintain advantageous pricing as well as achieving efficiencies at the new commissary locations which, in turn, is subject to additional factors such as equipment and personnel; (vi) the ability to customize store enhancements is dependent on available space, store layouts, availability of contractors and materials, ability to obtain necessary permits and licenses; (vii) the estimated $12 million to $15 million in depreciation and amortization expense is dependent upon the level of annual capital expenditures.  These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:
Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044
jay@pfeifferhigh.com

Rick Dutkiewicz
Chief Financial Officer
303-568-8004
rdutkiewicz@nwrgi.com

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THIRD QUARTER AND YEAR TO DATE PERIODS ENDED OCTOBER 3, 2006 AND SEPTEMBER 27, 2005

(in thousands, except earnings per share and related share information)

(unaudited)

	Third quarter ended:		Year to date ended:
	October 3,	September 27,	October 3,	September 27,
	2006	2005	2006	2005
Revenues:
Restaurant sales	$89,213	$87,937	$271,300	$265,912
Manufacturing revenues	5,052	5,270	15,126	14,905
Franchise and license related revenues	1,487	1,575	4,358	4,373

Total revenues	95,752	94,782	290,784	285,190

Cost of sales:
Restaurant costs	72,187	73,941	219,677	219,141
Manufacturing costs	5,445	4,980	15,952	13,880

Total cost of sales	77,632	78,921	235,629	233,021

Gross profit	18,120	15,861	55,155	52,169

Operating expenses:
General and administrative expenses	9,750	8,868	30,038	26,857
Depreciation and amortization	2,640	5,798	14,238	19,583
Loss on sale, disposal or abandonment of assets, net	193	104	206	269
Charges (adjustments) of integration and reorganization cost	—	1	—	6
Impairment charges and other related costs	51	205	134	1,484

Income from operations	5,486	885	10,539	3,970
Other expense (income):
Interest expense, net	4,749	5,805	14,670	17,497
Prepayment penalty upon redemption of $160 Million Notes	—	—	4,800	—
Write-off of debt issuance costs upon redemption of $160 Million Notes	—	—	3,956	—
Other	(15)	(106)	(5)	(232)

Income (Loss) before income taxes	752	(4,814)	(12,882)	(13,295)

Provision for income taxes	—	—	—	—

Net income (loss)	$752	$(4,814)	$(12,882)	$(13,295)

Net income (loss) per common share — Basic	$0.07	$(0.49)	$(1.25)	$(1.35)
Net income (loss) per common share — Diluted	$0.07	$(0.49)	$(1.25)	$(1.35)

Weighted average number of common shares outstanding:
Basic	10,593,085	9,868,623	10,276,464	9,859,407
Diluted	11,036,527	9,868,623	10,276,464	9,859,407

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF OCTOBER 3, 2006 AND JANUARY 3, 2006

(in thousands, except share information)

(unaudited)

	October 3,	January 3,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$4,234	$1,556
Restricted cash	2,202	2,554
Franchise and other receivables, net of allowance of $629 and $480, respectively	5,858	5,506
Inventories	4,943	5,072
Prepaid expenses and other current assets	4,809	4,506
Total current assets	22,046	19,194

Restricted cash long-term	579	595
Property, plant and equipment, net	33,285	33,359
Trademarks and other intangibles, net	63,806	67,717
Goodwill	4,875	4,875
Debt issuance costs and other assets, net	5,579	5,184

Total assets	$130,170	$130,924

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,188	$5,848
Accrued expenses	27,303	24,789
Short term debt and current portion of long-term debt	3,130	280
Current portion of obligations under capital leases	66	19
Total current liabilities	35,687	30,936

Senior notes and other long-term debt, net of discount	167,290	160,560
Obligations under capital leases	115	29
Other liabilities	8,438	8,610
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000
Total liabilities	268,530	257,135

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.001 par value; 25,000,000 shares authorized; 10,593,085 and 10,065,072 shares issued and outstanding	11	10
Additional paid-in capital	176,682	176,018
Unamortized stock compensation	—	(68)
Accumulated deficit	(315,053)	(302,171)
Total stockholders’ deficit	(138,360)	(126,211)

Total liabilities and stockholders’ deficit	$130,170	$130,924

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR TO DATE PERIODS ENDED OCTOBER 3, 2006 AND SEPTEMBER 27, 2005

(in thousands)

(unaudited)

	October 3,	September 27,
	2006	2005
OPERATING ACTIVITIES:	(12,882)	(13,295)
Net loss
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,238	19,583
Stock based compensation expense	546	52
Loss, net of gains, on disposal of assets	206	269
Impairment charges and other related costs	134	1,484
Integration and reorganization costs	—	6
Provision for (recovery of) losses on accounts receivable, net	158	(78)
Amortization of debt issuance and debt discount costs	620	1,386
Write-off of debt issuance costs	3,956	—
Accretion of paid-in-kind interest	1,113	—
Changes in operating assets and liabilities:	—	—
Franchise and other receivables	(509)	938
Accounts payable and accrued expenses	1,832	(7,587)
Other assets and liabilities	9	3

Net cash provided by operating activities	9,421	2,761

INVESTING ACTIVITIES:
Purchase of property and equipment	(10,570)	(5,775)
Proceeds from the sale of equipment	165	97

Net cash used in investing activities	(10,405)	(5,678)

FINANCING ACTIVITIES:
Proceeds from line of credit	24	5,445
Repayments of line of credit	(24)	(5,460)
Repayment of other borrowings	—	(14)
Payments under capital lease obligations	(34)	—
Repayment of notes payable	(160,000)	—
Borrowings under First Lien	80,000	—
Repayments under First Lien	(950)	—
Borrowing under Second Lien	65,000	—
Borrowings under Subordinated Note	24,375	—
Proceeds upon stock option and warrant exercises	187	21
Debt issuance costs	(4,916)	—

Net cash provided by (used in) financing activities	3,662	(8)

Net increase (decrease) in cash and cash equivalents	2,678	(2,925)
Cash and cash equivalents, beginning of period	1,556	9,752
Cash and cash equivalents, end of period	$4,234	$6,827